Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) modifies certain terms and conditions of the Employment Agreement effective December 1, 2014 between David Wichmann and United HealthCare Services, Inc. (the “Employment Agreement”). Accordingly, Executive’s Employment Agreement is amended, effective as of the last date executed below, as follows:

Section 1.B is hereby deleted and replaced with the following:

B.    Title and Duties. Executive will be employed as Chief Executive Officer, UnitedHealth Group. Executive will perform such duties, have such authority, and exercise such supervision and control as are commonly associated with Executive’s position, as well as perform such other duties as are reasonably assigned to Executive. Executive will devote substantially all of Executive’s business time and energy to Executive’s duties. Executive will maintain operations in Executive’s area of responsibility, and make every reasonable effort to ensure that the employees within that area of responsibility act, in compliance with applicable law and UnitedHealth Group’s Code of Conduct, as amended from time to time. Executive is subject to all of UnitedHealth Group’s employment policies and procedures (except as specifically superseded by this Agreement).
Section 3.B.v is hereby deleted and replaced with the following:

v.    By Executive for Good Reason. Executive may terminate this Agreement and Executive’s employment for Good Reason, as defined below. Executive must give UnitedHealth Group written notice specifying in reasonable detail the circumstances constituting Good Reason, within 120 days of becoming aware of such circumstances, or such circumstances will not constitute Good Reason. If the circumstances constituting Good Reason are reasonably capable of being remedied, UnitedHealth Group will have 60 days to remedy such circumstances. “Good Reason” will exist if, without Executive’s consent, UnitedHealth Group: (a) reduces Executive’s base salary or target bonus percentage other than in connection with a general reduction affecting a group of similarly situated employees; (b) moves Executive’s primary work location more than 50 miles; (c) makes changes that substantially diminish Executive’s duties or responsibilities from that of Chief Executive Officer, UnitedHealth Group; or (d) makes changes to Executive’s reporting relationship that results in Executive not reporting to the Chairman of UnitedHealth Group.

Except as expressly set forth in this Amendment, the Employment Agreement remains in full force and effect according to its terms.

United HealthCare Services, Inc.		Executive
By:	/s/ D. Ellen Wilson	By:	/s/ David Wichmann
Its:	Executive Vice President, Human Capital

Date:	August 16, 2017	Date:	August 16, 2017